Exhibit 5.1


                                  June 28, 2004



Asyst Corporation
43 West 33 Street
New York, New York 10001

Gentlemen:

      As special counsel for Amazon Biotech, Inc., a Utah corporation formerly known as Asyst Corporation (the "Company"), we have examined its Articles of Incorporation and Bylaws, as amended, and such other corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined Amendment No. 1 to the registration statement of the Company on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about June 28, 2004 (the "Registration Statement") covering the registration under the Securities Act of 1933, as amended, an aggregate of up to 5,500,000 shares of common stock, $.001 par value (the "Shares") to be issued pursuant to the Amazon Biotech, Inc. Amended and Restated 2004 Stock Compensation Plan (the "Plan").

      Upon the basis of such examination, we are of the opinion that the Shares will be, when issued and sold in the manner referred to in the Plan, duly and validly issued as fully paid and non-assessable securities of the Company.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Spectrum Law Group, LLP
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